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                                     EXHIBIT 5.1

[LOGO]

[LETTERHEAD]

May 13, 1997


Cadence Design Systems, Inc.
2655 Seely Road
Building 5
San Jose, CA  95134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cadence Design Systems, Inc. (the "Company") of a Registration Statement on Form S-8 on or about May 13, 1997 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to one million eight hundred eighty five thousand nine hundred forty nine (1,885,949) shares of the Company's Common Stock, $.01 par value per share (the "Shares"), issuable upon exercise of options originally granted or assumed by Cooper & Chyan Technology, Inc. ("CCT"), a wholly owned subsidiary of the Company, under the CCT 1989 Stock Option Plan, the CCT 1993 Equity Incentive Plan, the CCT 1995 Directors Stock Option Plan and the UniCAD, Inc. Stock Option Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Julia L. Davidson

Julia L. Davidson

cc: R.L. Smith McKeithen
    Alan C. Mendelson